Exhibit 10.1

REGISTRATION RIGHTS AGREEMENT

MusclePharm Corp. (the “Company” or “Borrower”), agrees to provide JMJ Financial (the “Holder” or “Investor”) the following registration rights with respect to Convertible Promissory Note Document A-06072011 (the “Note”).

1. Inducement to Enter Into Transactions.  To induce JMJ Financial to enter into and fund the Note, the Borrower has agreed to provide registration rights for common shares underlying that note.  The Borrower agrees and acknowledges that registration rights are a material inducement for the Holder to enter into this transaction, and that the Holder would not have entered into the transaction if registration of the underlying shares was not provided.

2. Mandatory Registration.  No later than 20 days from the date of this agreement (the “Registration Date”), the Borrower agrees to file an S-1 Registration Statement with the SEC at its own expense to register 40,000,000 shares of common stock underlying the note, as set forth below.  The Borrower will thereafter use its best efforts to cause such Registration  Statement to become  effective as soon as possible after such filing but in no event later than one  hundred  and thirty-five (135) days from the date of this agreement.  Failure to file the Registration Statement within 20 days of the date of this agreement will result in a penalty/liquidated damages of 5% of the face amount of this Note, or $45,000.  Failure to have the Registration Statement declared effective within 135 days from the date of this agreement will result in a penalty/liquidated damages of 10% of the face amount of this Note, or $90,000.  Any such penalties/liquidated damages will be added to the balance of the Note (under Holder and Borrower’s expectation that those penalties/liquidated damages will tack back to the date of the Note for purposes of Rule 144).

Convertible Promissory Note A-06022011 – 40,000,000 shares

Total Note – $900,000 plus fees and interest

Total Shares to Be Registered – 40,000,000

3. Correspondence and Information.  Within two days of distribution or receipt of any information or correspondence between the Borrower and the SEC, the Borrower shall furnish to Holder copies of all correspondence as related to the registration statement.

4. Assignment of Registration Rights.  The rights under this Agreement  shall be  automatically  assignable by the Holder to any transferee of all or any portion of the note or underlying registered shares.

5. No Filing of Other Registration Statements and No Piggy-back Registrations.  Unless otherwise approved by Holder in Writing, the Borrower shall not file any other registration statements (except for S-8 registration) until the registration statement described herein is declared effective by the SEC;  and the Borrower will not include in this registration statement any securities other than those described herein.

7. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

Agreed, this 7th day of June, 2011.

BORROWER[S]:

/s/ Brad Pyatt

Brad Pyatt
CEO
MusclePharm Corp.

LENDER/HOLDER:

/s/ JMJ Financial

JMJ Financial / Its Principal